UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 18, 2006
Date of Report (Date of earliest event reported)

KIWA BIO-TECH PRODUCTS GROUP CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-33167	84-0448400

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

415 West Foothill Blvd, Suite 206, Claremont, California 91711-2766
(Address of principal executive offices)

 (909) 626-2358
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Principal Officers; Appointment of Principal Officers

On September 18, 2006, our Board of Directors appointed Juhua Wang as Chief Operating Officer after accepting the resignation of Johnson Lau.

We filed a Current Report on Form 8-K on September 21, 2006 announcing the appointment of Juhua Wang as Chief Operating Officer.

The purpose of this Form 8-K/A is to amend the Current Report on Form 8-K filed on September 21, 2006 to include a brief description of the material terms of the employment agreement between us and Ms. Wang.

On September 25, 2006, we entered into an employment agreement with Ms. Wang for a three-year term, commencing on August 1, 2006. Pursuant to the employment agreement, we will pay Ms. Wang an annual salary at the rate per annum of RMB300,000 (approximately $37,500), of which RMB240,000 will be paid in equal monthly installments of RMB20,000 during the period of employment, prorated for any partial employment period, and RMB60,000 will be paid as an annual performance bonus in three months after each employment year for the successful completion of all goals and objectives of that year and is entitled to an annual grant of stock options under our employee stock option plan as determined by the Board of Directors. Ms. Wang is entitled to three month’s severance if his employment is terminated without cause. A copy of Ms. Wang’s employment agreement is attached as Exhibit 10.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT
NO.	DESCRIPTION

10.01	Employment Agreement, dated as of September 25, 2006, between Kiwa Bio-Tech Products Corporation and Juhua Wang

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2006

By: /s/ Wei Li
Name: Wei Li
Title: President, Chairman of Board of Directors and Chief Executive Officer